EXHIBIT 99.1
FOR IMMEDIATE RELEASE
WINLAND ELECTRONICS, INC. NAMES GLENN KERMES AS CFO
Financial and manufacturing executive with 14 years of progressive Fortune 500 experience

CONTACT:	Lorin E. Krueger	Brett Maas or Cameron Donahue
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(843) 272-4653
http://www.winland.com/
MANKATO, Minn. /October 2, 2006 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced the Company has named Glenn Kermes as its new Chief Financial Officer effective October 2, 2006. Brian Lawrence, who served on an interim basis as the Chief Financial Officer and Controller, will remain as the Company’s Controller.
Mr. Kermes is a proven financial executive with 14 prior years of progressive Fortune 500, as well as heavy global, multi-site manufacturing, experience and process improvement expertise. He joins Winland from Ross Manufacturing, a global manufacturer of frozen dessert equipment, where he served as Vice President and CFO. In this role, he worked directly with the president on restructuring Ross, a $10 million, private equity-owned company, growing revenue and developing a going-forward strategy. He was responsible for all general accounting, treasury management, cost management and operations including purchasing, production and inventory control. In his two years with Ross, he shortened customer lead times from 40 days to eight days through lean practices, and improved the supply base. He also developed financial reporting processes which met US GAAP guidelines and created and implemented internal controls. Previously, he served as North American Controller for SPX Corporation, a $4.5 billion, publicly-traded, consumer goods company, and as worldwide operations controller for Newell Rubbermaid, a $6.3 billion, publicly-traded, consumer goods company. Both SPX Corporation and Newell Rubbermaid maintain heavy manufacturing operations. From mid-2000 to mid-2002, he served as Controller for Continental Teves, a $4.5 billion automotive tier-one supplier of brake and chassis systems, and from late 1998 to mid-2000 he served as controller of AGCO Willmar Manufacturing, a global $5.6 billion, publicly-traded manufacturer of farm and construction equipment. Mr. Kermes has an MBA from Clemson University and an undergraduate degree from the University of Minnesota.
Lorin Krueger, Winland’s Chief Executive Officer, commented, “Glenn is precisely the financial expert we wanted to hire as he brings strong, proven experience in financial management of manufacturing operations, merger and acquisition transactions as well as international operations that will assist the Company in our goal to diversify and grow. His experience as a proven financial executive for several large manufacturing and consumer goods companies will serve us well as we continue to focus on lean operations and cash velocity strategies to improve our efficiency and increase profitability. We welcome Glenn to the Winland team.”
About Winland
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.
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